Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                  REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

      EDINBURG, VA, (April 21, 2005) - Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced unaudited financial results for the first quarter ended March 31, 2005. Net income for the quarter was $2.4 million, compared to $2.3 million for the same period in 2004. Total first quarter revenues grew by 24.1% from the same quarter last year, including a 19.7% increase in wireless revenues.

Overall Highlights

      For the quarter ended March 31, 2005, net income was $2.4 million or $0.31 per diluted share, compared to $2.3 million or $0.30 per diluted share in the first quarter of 2004. The Company's total revenues for the first quarter 2005 were $34.4 million, compared to $27.7 million in the first quarter of 2004, an increase of $6.7 million or 24.1%. The Company's revenue growth was primarily driven by a $3.7 million increase in its PCS business and $2.2 million from the addition of NTC Communications, as previously reported on December 1, 2004. Operating income for the first quarter of 2005 and 2004 was $4.6 million and $4.3 million, respectively, an increase of 7.8%. First quarter 2005 results include an operating loss from NTC Communications of $0.7 million.

      "Being able to grow both operating and net income, while incurring the expected startup costs from our acquisition of NTC, reflects continued progress on our objective of profitable growth," commented Christopher E. French, President and CEO. "Our past investment in PCS

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April 21, 2005
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continues to contribute to our growth and profitability while we are addressing the opportunities presented by our acquisition of NTC."

PCS Operations

      The Company experienced strong growth in first quarter wireless revenues as a PCS Affiliate of Sprint, increasing its PCS subsidiary revenue by $3.7 million compared to the first quarter of 2004, to a total of $21.8 million. The PCS net income was $0.9 million in the first quarter of 2005 compared to $0.5 million in the first quarter of 2004. The Company's Sprint retail wireless subscriber count increased by 4,300, compared to 4,500 in the first quarter of 2004, to approximately 107,000 subscribers. Although not included in the Company's subscriber count, wholesale-prepaid subscribers increased by 4,100 in the first quarter, compared to a 3,500 increase in the first quarter of 2004, to approximately 31,500 wholesale subscribers. The Company's first quarter retail churn was 2.05%, down from 2.2% in the first quarter of 2004.

Telephone Operations

      The local telephone operations net income for the first quarter was $1.9 million, a $0.3 million increase compared to the same quarter last year. The increase in net income was primarily the result of the Company recording a reduction in revenue of $0.3 million against access revenue in the first quarter 2004 related to a dispute by interexchange carriers and continued growth of directory revenue in the first quarter of 2005. Local telephone operations recorded a net gain of 111 access lines in the quarter to a total of 24,802.

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April 21, 2005
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Other Operations

      The Company ended the quarter with 2,923 Digital Subscriber Lines (DSL) subscribers in its local telephone service area. This represents a 79% increase in DSL customers compared to March 31, 2004. The Company continues to experience a decline in Dial-up Internet customers, primarily outside of the Company's DSL footprint, as they migrate to high speed alternatives.

      As previously reported on December 1, 2004, the Company acquired the 83.9% of NTC Communications that it did not previously own. NTC Communications had a net loss of $0.6 million in the first quarter of 2005, on revenues of $2.2 million.

External Investments

      In the quarter ended March 31, 2005, the Company recorded a $0.3 million loss on investments compared to a loss of $18 thousand in the first quarter of 2004. At the end of the quarter, the Company's external investments totaled $7.1 million.

Consolidated Results

      Interest expense increased $0.1 million from the same quarter last year due to an increase in debt outstanding related to the acquisition of NTC Communications. The Company invested $4.9 million in Plant in Service and retired $1.1 million of scheduled debt during the first quarter of 2005. The Company had cash and cash equivalents of $23.6 million as of the end of the quarter. The Company's debt/equity ratio was 44% at March 31, 2005; and debt as a percent of total assets was 24.1%.

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April 21, 2005
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About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.


                                    /S/Earle A. Mackenzie
                                    ----------------------------
                                    Earle A. MacKenzie
                                    Executive Vice President and
                                    Chief Financial Officer

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

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April 21, 2005
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SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

  Condensed Consolidated Balance Sheets
                                                             March 31,   December 31,
                                                                2005         2004
                                                                ----         ----
 Cash and cash equivalents                                   $  23,551    $  14,172
 Other current assets                                           13,429       20,345
 Total securities and investments                                7,149        7,250
 Property, plant and equipment                                 234,364      230,323
   Less accumulated depreciation                               (79,290)     (74,071)
                                                             ---------    ---------
 Net property, plant and equipment                             155,074      156,252

 Other assets, net                                              13,112       13,228
                                                             ---------    ---------
    Total assets                                             $ 212,315    $ 211,247
                                                             =========    =========

 Current liabilities, exclusive of current
 maturities of $4,410 and $4,372, respectively               $  16,660    $  17,474
 Long and short-term debt                                       51,211       52,291
 Total other liabilities                                        28,016       27,685

 Total shareholders' equity                                    116,428      113,797
                                                             ---------    ---------
    Total liabilities and shareholders' equity               $ 212,315    $ 211,247
                                                             =========    =========

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April 21, 2005
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SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(unaudited)
(In thousands, except per share amounts)

  Condensed Consolidated Statements of Income


                                                           Three months ended
                                                                March 31,
                                                          2005           2004*
                                                          ----           ----
  Operating Revenues-Wireless                           $ 22,578       $ 18,863
                    -Wireline                              9,206          7,149
                    -Other                                 2,616          1,707
                                                        --------       --------
     Total operating revenue                              34,400         27,719
  Cost of goods and services                               5,478          3,726
  Network operating costs                                  9,807          8,311
  Depreciation                                             5,049          4,337
  Selling, general and administrative                      9,449          7,061
                                                        --------       --------
     Total operating expenses                             29,783         23,435
                                                        --------       --------
  Operating income                                         4,617          4,284
  Interest expense                                          (854)          (797)
  Other income (expense)                                      25            206
  Income tax provision                                    (1,393)        (1,380)
                                                        --------       --------

     Net income                                         $  2,395       $  2,313
                                                        ========       ========

  Net earnings per share, basic                         $   0.31       $   0.30
                                                        ========       ========

  Net earnings per share, diluted                       $   0.31       $   0.30
                                                        ========       ========

* Certain amounts for 2004 have been reclassified to conform with the 2005 presentation.